Exhibit 99.1

Contact Information:
April 21, 2010	Michael H. Shapiro
Vice President and Chief Financial Officer
414-643-3000

FOR IMMEDIATE RELEASE

RBS Global, Inc. and Rexnord LLC Announce Pricing of Debt Offering

Milwaukee, WI – April 21, 2010

RBS Global, Inc. (“RBS Global”) and Rexnord LLC (“Rexnord” and, together with RBS Global, the “Companies”) announced today that they priced $1,145,000,000 aggregate principal amount of 8.50% senior notes due 2018 (the “Notes”) at an issue price of 100%. The Notes are being offered in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Companies intend to use the net proceeds from the offering to fund the Companies’ previously announced cash tender offers (the “Cash Tender Offers”) and related consent solicitations for certain of their outstanding notes.

The closing of the offering of the Notes is expected to be April 28, 2010. The closing of the Cash Tender Offers and related consent solicitations are subject to, among other conditions, the closing of the offering of the Notes. Subject to satisfaction of the conditions to the Cash Tender Offers, in connection with the closing of the offering of the Notes the Company expects to early accept the outstanding notes that were tendered in connection with the Cash Tender Offers as of 5:00 p.m. on April 20, 2010.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and, outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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